[PROXY STATEMENT]


                        [FFY FINANCIAL CORP. LETTERHEAD]



                                                             September 21, 1998



Dear Fellow Stockholder:

      On behalf of the Board of Directors and management of FFY Financial Corp., I cordially invite you to attend the Annual Meeting of Stockholders of the Corporation. The Meeting will be held at 10:00 a.m., Youngstown, Ohio time, on October 21, 1998, at The Holiday Inn, 7410 South Avenue, Youngstown, Ohio.

      The Meeting is for the purpose of considering and acting upon the election of four directors of the Corporation and the ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's independent auditor. In addition, the Meeting will include management's report on the Corporation's financial and operating performance for the fiscal year ended June 30, 1998.

      I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Corporation additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

      Thank you for your attention to this important matter.

                                       Very truly yours,



                                       Jeffrey L. Francis
                                       President and Chief Executive Officer



                              FFY FINANCIAL CORP.
                            724 Boardman-Poland Road
                             Youngstown, Ohio 44512


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on October 21, 1998


      Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of FFY Financial Corp. (the "Corporation") will be held at 10:00 a.m., Youngstown, Ohio time, on October 21, 1998, at The Holiday Inn, 7410 South Avenue, Youngstown, Ohio.

      A proxy card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon the election of four directors of the Corporation, the ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's independent auditor for the fiscal year ended June 30, 1999 and such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

      Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on August 31, 1998 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

      You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postpaid return envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                       By Order of the Board of Directors,



                                       SHIRLEY A. REIGHARD
                                       Secretary


Youngstown, Ohio
September 21, 1998


-------------------------------------------------------------------------------

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

-------------------------------------------------------------------------------


                                PROXY STATEMENT

                              FFY Financial Corp.
                            724 Boardman-Poland Road
                             Youngstown, Ohio 44512

                         ANNUAL MEETING OF STOCKHOLDERS
                                October 21, 1998

                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FFY Financial Corp. (the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held at The Holiday Inn, 7410 South Avenue, Youngstown, Ohio, on October 21, 1998, at 10:00 a.m., Youngstown, Ohio time and at all adjournments or postponements of the Meeting. The accompanying Notice of Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about September 21, 1998. Certain of the information provided herein relates to First Federal Savings Bank of Youngstown ("First Federal" or the "Bank"), a wholly owned subsidiary and the predecessor of the Corporation.

      At the Meeting, the stockholders of the Corporation are being asked to consider and vote upon the election of four directors of the Corporation and the ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's independent auditor for the fiscal year ending June 30, 1999.

Voting Rights and Proxy Information

      All shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of the nominees for director named herein and for the ratification of the appointment of the independent auditor. The Corporation does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

      A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Shirley A. Reighard, Secretary, FFY Financial Corp., 724 Boardman-Poland Road, Youngstown, Ohio 44512.

Vote Required for Approval of Proposals

      Directors shall be elected by a plurality of the votes cast at the Meeting. Approval of the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditor requires the affirmative vote of the holders of a majority of the shares actually voted at the Meeting on the matter. Proxies marked to abstain with respect to a proposal will have the same effect as a vote against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock present in person or represented by proxy shall constitute a quorum for purposes of the Meeting.

Vote Securities and Principal Holders Thereof

      Stockholders of record as of the close of business on August 31, 1998 will be entitled to one vote for each share then held. As of that date, the Corporation had 3,953,935 shares of Common Stock issued and outstanding.

      The following table sets forth information as of June 30, 1998 regarding the share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the Corporation's Common Stock, (ii) the executive officers named below, and (iii) all directors and officers of the Corporation and the Bank as a group.

                                                      Shares
                                                   Beneficially    Percent
    Name and Address of Beneficial Owner              Owned        of Class
--------------------------------------------       ------------    --------

FFY Financial Corp. Employee Stock Ownership
 and 401(k) Plan(1)                                  504,852        12.6%
724 Boardman-Poland Road
Youngstown, Ohio  44512


Named Officers(2)
-----------------

Jeffrey L. Francis                                    85,223         2.1
President and Chief Executive Officer of the
 Corporation and First Federal

Randy L. Shaffer                                     108,682         2.7
Vice President of the Corporation and First
 Federal

Therese Ann Liutkus                                   23,693         0.6
Treasurer and Chief Financial Officer of the
Corporation and First Federal

J. Craig Carr                                         31,756         0.8
Vice President and General Counsel of the
Corporation and First Federal

All directors and officers of the Corporation
 and the Bank as a group (14 persons)                473,989        11.3

-------------------
<F1>  The amount reported represents shares of Common Stock held by the FFY
      Financial Corp. Employee Stock Ownership and 401(k) Plan (the "KSOP"). As of June 30, 1998, 201,396 shares of Common Stock held by the KSOP had been allocated to accounts of participants. First Bankers Trust Company, as trustee of the KSOP, may be deemed to beneficially own the shares held by the KSOP which have not been allocated to the accounts of participants or which have been allocated but have not been voted by participants. Pursuant to the terms of the KSOP, participants in the KSOP have the right to direct the voting of shares allocated to participants accounts. Unallocated shares held by the KSOP are voted by the plan trustee in the same manner that the plan trustee is directed to vote by the majority of the plan participants who directed the plan trustee as to the manner of voting the shares allocated to their plan accounts. As of June 30, 1998, 8,564, 7,248, 5,874, 5,906 and 38,408 shares had been allocated to the KSOP accounts of Mr. Francis, Mr. Shaffer, Ms. Liutkus, Mr. Carr and all officers as a group, respectively. These shares are also included in each individual's/group's respective shares.

<F2>  Amounts include shares held directly and shares held in retirement accounts, shares held by certain members of a named individual's or group member's family, or held by trusts of which a named individual or group member is a trustee or substantial beneficiary with respect to which the named individual or group member may have sole or shared voting and/or investment power. The amounts also include 46,715, 42,840, 11,260, 16,564 and 171,469 shares subject to options granted under the Corporation's Stock Option and Incentive Plan (the "Stock Option Plan") to Mr. Francis, Mr. Shaffer, Ms. Liutkus, Mr. Carr and all directors and officers as a group, respectively.


                            I. ELECTION OF DIRECTORS

General

      The Board of Directors of the Corporation (the "Board" or the "Board of Directors") is comprised of ten directors and is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the directors are elected annually. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. Messrs. Daniel A. Mirto and Jack R. Brownlee will retire as directors of the Corporation and the Bank effective the date of the Meeting. The Boards of Directors of the Corporation and the Bank appreciate the years of dedicated service provided by Messrs. Mirto and Brownlee.

      The following table sets forth certain information, as of June 30, 1998, regarding the composition of the Board, including their terms of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                                                                                           Shares of
                                                                                 Term     Common Stock     Percent
                                          Position(s) Held          Director      to      Beneficially        of
         Name              Age(1)        in the Corporation         Since(2)    Expire      Owned(3)       Class(3)
----------------------     ------    ---------------------------    --------    ------    ------------     --------

NOMINEES
A. Gary Bitonte, MD          50      Director                         1990       2001       59,957           1.5%
Randy L. Shaffer             47      Vice President and Director      1996       2001      108,682           2.7
William A. Russell           50      Nominee                                     2001        1,093(4)        0.0
Robert L. Wagmiller          54      Nominee                                     2001        1,000           0.0

DIRECTORS CONTINUING IN OFFICE
Jeffrey L. Francis           47      President, CEO and Director      1992       1999       85,223           2.1
Myron S. Roh                 71      Chairman of the Board            1978       1999       41,618           1.0
Ronald P. Volpe, Ph.D.       55      Director                         1996       1999        7,630           0.2
Marie Izzo Cartwright        45      Director                         1991       2000       27,118           0.7
Henry P. Nemenz              59      Director                         1991       2000       41,908           1.0
W. Terry Patrick             48      Director                         1992       2000       20,967           0.5

-------------------
<F1>  At June 30, 1998.

<F2>  Includes service as a director of the Bank.

<F3>  Includes shares held directly and shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. The amount also includes 6,645, 42,840, 46,715, 6,630, 6,630,
      1,945, 9,945 and 9,945 shares subject to options currently exercisable which were granted under the Stock Option Plan to Directors Bitonte, Shaffer, Francis, Roh, Volpe, Cartwright, Nemenz and Patrick respectively.

<F4>  Mr. Russell owned 320 shares at June 30, 1998, the remainder was acquired in August 1998.


      The business experience of each director of the Corporation is set forth below. All directors have held their present positions for at least five years, unless otherwise indicated.

      A. Gary Bitonte, MD - Dr. Bitonte is a urologic surgeon and has been in private practice for the past 20 years. Dr. Bitonte received his BS and MD degrees from Ohio State University. He is an associate professor of urology at the Northeastern Ohio University College of Medicine and associate professor of urology at the Ohio University College of Osteopathic Medicine. Dr. Bitonte is the Director of the Urologic and Impotence Center located in Youngstown, Ohio.

      Randy L. Shaffer - Mr. Shaffer is Vice President of the Corporation and the Bank, responsible for coordinating the activities of the lending departments and development of lending policies and procedures. Mr. Shaffer has served in various capacities since joining the Bank in 1973 and has served in his current position since 1986. He earned a BA degree in economics from Hiram College, served as a Director of the Youngstown Board of Realtors, and is a member of the Home Builders Association of Mahoning Valley and the Mortgage Bankers of Northeastern Ohio. Mr. Shaffer is also Vice President of FFY Holdings, Inc., a wholly-owned subsidiary of the Corporation.

      William A. Russell - Mr. Russell is the President of Canteen Service of Steel Valley, Inc., a food and vending service company that employees 20 people and has served the surrounding five county area for over 62 years. He has been associated with Canteen Service of Steel Valley, Inc. for the past 24 years. Mr. Russell graduated from Bowling Green State University in 1969 and went on to serve in the United States Navy from 1970 through 1974.

      Robert L. Wagmiller - Mr. Wagmiller is a Partner/Principal at Hill, Barth and King, Inc., a certified public accounting firm that employees 180 professionals. He has been associated with Hill, Barth and King, Inc. for the past 33 years and has served in his current capacity for the past 20 years. Mr. Wagmiller received his degree in Wholesale Management from Ohio State University and his Bachelor of Science degree in Business Administration from Youngstown State University.

      Jeffrey L. Francis - Mr. Francis is President and Chief Executive Officer of the Corporation and the Bank. He began his career with the Bank in 1973 and has served in his current capacity since March 1996. Mr. Francis was named Executive Vice President and Treasurer of the Corporation and Executive Vice President and Chief Operating Officer of the Bank in October 1995. Prior to his most recent positions, he was Vice President and Treasurer of the Corporation and the Bank in which capacities he was responsible for managing the Bank's securities portfolio and supervising its data processing, accounting and savings departments. Mr. Francis holds a BBA degree from Kent State University and a MBA from Youngstown State University. Mr. Francis is also President of FFY Holdings, Inc., a wholly-owned subsidiary of the Corporation.

      Myron S. Roh - Mr. Roh has been President and Treasurer of The Scholl-Choffin Co., a management, private investment consulting firm, since 1985. Formerly, Mr. Roh was Secretary-Treasurer for 22 years of Scholl-Choffin Co., a mechanical contracting firm and The Scholl-Choffin Sprinkler Corp.

      Ronald P. Volpe, Ph.D. - Dr. Volpe has been a professor of finance at the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe received his BSBA degree from Youngstown State University, MBA from Central Michigan University and Ph.D. from the University of Pittsburgh. Prior to his career in higher education, he was employed as a member of the accounting and finance staff of The Ford Motor Company in Dearborn, Michigan.

      Marie Izzo Cartwright - Ms. Cartwright has served as vice president of corporate communications and marketing for Glimcher Properties Limited Partnership since October, 1996. Ms. Cartwright formerly served as vice president of corporate communications for DeBartolo Properties Management, Inc. ("DeBartolo"). Ms. Cartwright, who joined DeBartolo in 1985 as director of public relations, was promoted to assistant vice president in 1989 and elevated to vice president in June 1994. An honors graduate of Kent State University with a BA degree in journalism, Ms. Cartwright has over 20 years experience in both corporate and agency public relations, marketing and advertising.

      Henry P. Nemenz - Mr. Nemenz has been President of H.P. Nemenz Food Stores since 1976, which owns and operates retail grocery stores in the Youngstown, Ohio area. Since 1995, Mr. Nemenz has also been the President of Food Store Management which operates 16 Sav-A-Lot retail grocery stores in Mahoning, Columbiana, Jefferson, Trumbull and Ashtabula counties in northeastern Ohio, as well as stores in Virginia and Pennsylvania.

      W. Terry Patrick - Mr. Patrick has been a partner in the law firm of Friedman & Rummell, L.P.A. of Youngstown, Ohio since 1980.

Meetings and Committees of the Board of Directors

      Meetings and Committees of the Corporation. The Board of Directors meets quarterly and may have additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 9 times during the year ended June 30, 1998. During fiscal year 1998, no incumbent director of the Corporation attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served, except for Director Brownlee who missed 5 meetings due to illness. The Board of Directors of the Corporation has standing Stock Option, Audit and Executive Committees.

      During fiscal year 1998, the members of the Corporation's Stock Option Committee were Directors Mirto (chairman), Nemenz and Patrick. The Stock Option Committee is responsible for administering the Corporation's Stock Option Plan. The Stock Option Committee did not meet during fiscal year 1998.

      The Audit Committee is responsible for selecting the Corporation's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Corporation's internal audit staff on a periodic basis. During fiscal year 1998, the members of this committee were Directors Roh (Chairman), Cartwright, Nemenz and Volpe. The Audit Committee met five times during fiscal year 1998.

      During fiscal year 1998, the members of the Executive Committee were Directors Francis (Chairman), Brownlee, Mirto, Roh, Shaffer and Patrick. To the extent authorized by the Board of Directors and by the Corporation's Bylaws, this committee exercises all of the authority of the Board of Directors between Board meetings. The Executive Committee did not meet during fiscal 1998.

      The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. While the Board of Directors of the Corporation will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. Pursuant to the Corporation's Bylaws, nominations by stockholders generally must be delivered in writing to the Secretary of the Corporation at least 30 days prior to the date of the Meeting. The Board of Directors met one time during fiscal 1998 in its capacity as a nominating committee.

      Meetings and Committees of the Bank. The Bank's Board of Directors meets monthly and may hold additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 13 times during the year ended June 30, 1998. During fiscal year 1998, no incumbent director of the Bank attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served, except for Director Brownlee who missed 7 meetings due to illness. The Bank has standing Executive, Audit and Compensation Committees. The Bank also has other committees which meet as needed to review various other functions of the Bank.

      The Bank's Executive Committee exercises the powers of the full Board of Directors between Board Meetings, except that this committee does not have the authority of the Board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Bank. During fiscal year 1998, the Executive Committee was composed of Directors Francis (Chairman), Brownlee, Mirto, Roh, Patrick and Shaffer. The Executive Committee met 12 times during the fiscal year ended June 30, 1998.

      The Audit Committee is responsible for selecting the Bank's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Bank's internal audit staff on a periodic basis. During fiscal year 1998, the members of this committee were Directors Roh (Chairman), Cartwright, Nemenz and Volpe. This Committee held five meetings during fiscal year 1998.

      The Bank's Compensation Committee recommends employee compensation, benefits and personnel policies to the Board of Directors, as well as salaries and bonuses for executive officers. The members of this committee during fiscal year 1998 were Directors Patrick (Chairman), Bitonte, Brownlee, Mirto and Roh. The Compensation Committee held seven meetings during the fiscal year ended June 30, 1998.

      Director Compensation. Each director of the Corporation is paid a fee of $100 per Board meeting attended. Each director of the Bank is paid a fee of $1,250 per quarter plus $400 per Board meeting attended. Each non-employee member of a committee of the Bank's Board of Directors is paid $150 per committee meeting attended, and the Chairman of each committee of the Bank's Board of Directors receives $200 per committee meeting attended. Bank directors who are employed by the Bank do not receive a fee for attending committee meetings.

      Assuming their election to the Board of Directors, Mr. Russell and Mr. Wagmiller will each be granted an option to purchase 9,945 shares of Common Stock at an exercise price equal to the fair market value of the Corporation's common stock on the date of the grant. One-third, or 3,315 of these shares will vest on April 21, 1999, another 3,315 shares will vest on April 21, 2000 and the remaining 3,315 shares will vest on April 21, 2001.

Executive Compensation

      The following table sets forth information concerning the compensation for services in all capacities to the Corporation for the years ended June 30, 1998, 1997 and 1996 for (i) the Corporation's Chief Executive Officer and (ii) the other executive officers of the Corporation and the Bank whose salary and bonus for fiscal 1998 exceeded $100,000 (the "named executives").

                                               Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------------
                                                                                     Long Term Compensation
                                                   Annual Compensation                       Awards
                                         ---------------------------------------    ------------------------
                                                                  Other Annual       Restricted     Options/     All Other
                                         Salary(5)     Bonus     Compensation(1)    Stock Awards      SARs      Compensation
 Name and Principal Position     Year       ($)         ($)            ($)               ($)           (#)          ($)
-----------------------------    ----    ---------    -------    ---------------    ------------    --------    ------------

Jeffrey L. Francis               1998    $160,750     $40,000         $---              $---          $---      $59,955 (2)
President and Chief              1997     114,746      44,391          ---               ---           ---       55,621 (3)
Executive Officer                1996      93,100      46,743          ---               ---           ---       37,929 (4)

Randy L. Shaffer                 1998    $102,010     $18,000         $---              $---          $---      $41,820 (2)
Vice President                   1997      94,955      22,688          ---               ---           ---       46,101 (3)
                                 1996      79,925      29,682          ---               ---           ---       34,913 (4)

Therese Ann Liutkus              1998    $ 85,822     $15,000         $---              $---          $---      $37,761 (2)
Treasurer and Chief Financial    1997      88,681      17,271          ---               ---           ---       33,225 (3)
Officer                          1996      79,839      17,405          ---               ---           ---       26,315 (4)

J. Craig Carr                    1998    $ 82,236     $18,000         $---              $---          $---      $37,741 (2)
Vice President and General       1997      74,718      21,838          ---               ---           ---       41,206 (3)
Counsel                          1996      66,650      21,059          ---               ---           ---       26,109 (4)

-------------------
<F1>  Does not include perquisites which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.

<F2>  1998 amounts represent allocations under the Corporation's KSOP and term life insurance premiums. These amounts respectively include $59,498 and $457 paid for Mr. Francis; $41,522 and $298 paid for Mr. Shaffer; $37,494 and $267 paid for Ms. Liutkus; and $37,476 and $265 paid for Mr. Carr.

<F3>  1997 amounts represent allocations under Corporation's KSOP, the present value payout from the termination of the Supplemental Executive Retirement Plan ("SERP") and term life insurance premiums paid on behalf of the executives. These amounts respectively include $47,445, $7,313 and $863 paid for Mr. Francis; $38,488, $7,009 and $604 paid for Mr. Shaffer; $33,225, $-0- and $-0- paid for Ms. Liutkus; and $32,643, $8,563 and $-0-
      paid for Mr. Carr.

<F4>  1996 amounts represent allocations under the Corporation's Employee Stock
      Ownership Plan.

<F5>  For Messrs. Francis and Shaffer, amounts includes fees for services as directors of the Corporation and Bank. Mr. Francis earned $10,750 in 1998; $9,125 in 1997; and $6,700 in 1996. Mr. Shaffer earned $10,750 in
      1998; $9,125 in 1997; and $1,325 in 1996. For Ms. Liutkus amounts include compensation for attending meetings of the Corporation's Board of Directors, $450 in 1998; $350 in 1997; and $-0- in 1996.


      The table below provides information as to options exercised by each of the named executives for the fiscal year ended June 30, 1998 and the value of the options held by such executives at year-end measured in terms of the $32.50 closing price of the Corporation's Common Stock on June 30, 1998.


                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
------------------------------------------------------------------------------------------------------------------------
                                Value Realized                       Number of                  Value of Unexercised
                        from Exercise of Options in the     Unexercised Options/SARs at     In-the-Money Options/SARs at
                              current fiscal year                  June 30, 1998                  June 30, 1998(1)
                       ---------------------------------    ----------------------------    ----------------------------
                       Shares Acquired
                         on Exercise      Value Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
       Name                  (#)               ($)              (#)             (#)             ($)             ($)
-------------------    ---------------    --------------    -----------    -------------    -----------    -------------

Jeffrey L. Francis            ---              ---            46,715            ---         $1,051,088          ---
Randy L. Shaffer              950            $20,647          42,840            ---            963,900          ---
Therese Ann Liutkus         1,000             21,755          11,260            ---            253,350          ---
J. Craig Carr               1,000             21,762          16,564            ---            372,690          ---

-------------------
<F1>  The difference between the aggregate option exercise price and the fair market value of the underlying shares at June 30, 1998.

      All options for the four executives named above were granted as of the date of the Bank's conversion to stock form (June 28, 1993) and expire 10 years from the date of grant. The exercise price for options was set at the market price on the date of grant ($10.00).

      Employment Agreements. The Bank has existing employment agreements with Messrs. Francis and Shaffer. The employment agreements are designed to assist the Bank in maintaining a stable and competent management team. The continued success of the Bank depends to a significant degree on the skills and competence of its officers. These agreements were filed with, and approved by, the Office of Thrift Supervision (the OTS) as part of the application of the Corporation for approval to become a savings and loan holding company. The employment agreements provide for annual base salary and an initial term of three years. The agreements provide for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreements (June 28, 1993) subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreements were extended for an additional year on July 21, 1998. The agreements provide for termination upon the employee's death, for cause or upon certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days notice to the Bank.

      The employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Sections 574.3 or
574.4. Such events would generally be triggered prior to the acquisition or control of 10% of the Common Stock. The agreements also provide for participation in an equitable manner in employee benefits applicable to executive personnel.

      Based on their current salaries, if Messrs. Francis's and Shaffer's employment had been terminated as of June 30, 1998, under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $463,000 and $350,000, respectively.

Report on Executive Compensation

      The Committee. The responsibility of compensation matters for the Corporation rests with the Compensation Committee of the Board of Directors (the "Compensation Committee"). The members of the Compensation Committee are independent directors of the Corporation and the Bank. Mr. Francis attends committee meetings to present recommendations and to provide information. However, he does not participate in any deliberations regarding his own compensation. The Compensation Committee met seven times during the year ended June 30, 1998. The most significant issues addressed each year by the Compensation Committee are: 1) approval of salary adjustments for officers of the Corporation and Bank and recommendation to the full Board of a total wage and salary budget prior to each calendar year; 2) approval of payments under the Bank's bonus plans; and 3) completion of evaluations of the performance of executive officers in accordance with the provisions of employment contracts.

      Salary Adjustments. Effective July 1, 1997, the base salary of Mr. Francis was increased from $9,950 per month to $12,500 per month, where it remained until the end of the fiscal year. Discussions of annual salary adjustments for other executives were held in December 1997 for calendar year 1998. With respect to determining Mr. Francis's compensation, the Compensation Committee considered the following: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of the Bank during the preceding year as measured by return on assets, loan loss and delinquency levels, total general and administrative expenses and earnings per share, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies; (iv) regional and national statistics, as well as any regulatory examination comments received during the preceding year; and (v) the Bank's progress toward completing a number of long-term initiatives, as monitored by the Board of Directors. The Bank's executive officers were also reviewed based upon the same criteria. The percentage increases in base salary for the Bank's eight highest paid executive officers (except for Mr. Francis who had been previously considered) at January 1, 1998 ranged from 0% to 4.12%.

      Bonus. The Bank has a long history of paying annual bonuses based on annual net income. The Compensation Committee believes that these payments more closely tie employee compensation to the Corporation's annual performance and act as an incentive to management to work toward consistent and increasing net income. A bonus totaling 2% of pre-tax net income of the Bank is distributed annually following the completion of the fiscal year. Payments under this plan are allocated on a discretionary basis to those individuals who, in the opinion of the Compensation Committee and the Board of Directors, most contributed to the success of the Bank during the year. For the year ended June 30, 1998, select executives of the Corporation (among others) received payments under the Bank's discretionary bonus plan. Mr. Francis' payment totaled $40,000, a decrease of $4,391 compared to fiscal 1997. This decrease was attributable to the mid-year termination of the Bank's quarterly bonus plan in fiscal 1997. The Compensation Committee continues to evaluate the Corporation's compensation arrangements to consider return on equity, earnings per share growth and individual performance.

      Performance Evaluations. As noted above, during each year the Compensation Committee completes performance evaluations of the executive officers of the Corporation. Each executive officer was evaluated based on experience, knowledge and his or her vision of the Corporation's future. The evaluation process included individual interviews with the Compensation Committee and consultation with other outside directors. Among other items, the Compensation Committee considered Corporation performance statistics as objective measures of performance, as well as discussion of progress toward goals established the previous year. The committee prepared and presented a written report of each evaluation, which was reviewed by the entire Board of Directors in July, 1998.

      Stock Options/Restricted Stock. During 1993, the stockholders of the Corporation ratified the Corporation's Stock Option and Recognition and Retention Plans. The Compensation Committee believes that such equity-based compensation arrangements provide a strong incentive to focus on the long term appreciation of the Corporation's stock price, thereby matching the interests of the company executives with those of stockholders. Awards granted in fiscal 1993 to executive officers were based on an analysis of awards granted in other similar mutual to stock conversions. During the fiscal year ended June 30, 1998 no grants were made to executive officers under the Company's Stock Option Plan or Recognition and Retention Plan.

      The foregoing report on executive compensation was furnished by the Compensation Committee of the Board of Directors:

   W. Terry Patrick, Chairman       Jack R. Brownlee       A. Gary Bitonte
                     Myron S. Roh       Daniel J. Mirto

      Pension Plan. The Corporation, through the Bank, maintained a qualified defined benefit pension plan (the "Pension Plan") for all employees that were
20.5 years of age or older and had completed at least six months of eligible service. On November 15, 1996, the Board of Directors approved the termination of the Pension Plan due to significantly high retirement costs. Upon termination, all participants in the Pension Plan became fully vested. On July 25, 1997, the Corporation received a favorable determination letter from the Internal Revenue Service (IRS) approving the termination of the Pension Plan and the Pension Plan assets were distributed during fiscal 1998. As of June 30, 1998, all Pension Plan assets have been allocated to the participants and none have been retained by the Corporation.

      There were three pension plan distribution options available to participants: (i) monthly, based on normal retirement age or early retirement age, dependent upon certain qualifications; (ii) a single lump sum, including direct rollovers to an IRA or qualified pension plan; or (iii) certain types of annuities. Each of the four named executives chose distribution option (ii) and the lump sum amounts distributed to Messrs. Francis, Shaffer, Carr and Ms. Liutkus were $84,337, $74,801, $75,436 and $12,623, respectively.

Stockholder Return Performance Presentation

      The line graph below compares the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Banking Index for the period June 30, 1993 through June 30, 1998. The graph assumes that $100 was invested on June 30, 1993 and that all dividends were reinvested. The Corporation became a publicly traded company on June 28, 1993.

                     FFYF           NASDAQ (US)          NASDAQ BANK
                   --------         -----------          -----------

6/30/93            100.0000          100.0000             100.0000
7/31/93            105.0000          100.1070             106.7350
8/31/93            111.0000          105.5250             111.2950
9/30/93            118.0000          108.3570             114.9590
10/31/93           118.0000          110.6980             116.1480
11/30/93           111.7790          107.1650             112.4090
12/31/93           109.7650          110.3490             113.4150
1/31/94            116.6200          113.7110             116.2020
2/28/94            118.6480          112.5790             113.8630
3/31/94            118.6480          105.6130             110.9730
4/30/94            118.4590          104.2460             113.4900
5/31/94            120.5020          104.4380             120.5440
6/30/94            124.5860          100.2860             124.5920
7/31/94            134.6400          102.5870             126.2260
8/31/94            143.8900          108.7610             128.8610
9/30/94            145.9460          108.5720             126.9890
10/31/94           156.1910          110.4470             121.1950
11/30/94           161.3630          106.5870             114.7740
12/31/94           157.2250          106.8200             114.6720
1/31/95            156.1910          107.2800             119.9960
2/28/95            150.9850          112.7540             126.0270
3/31/95            148.9020          116.0890             126.6060
4/30/95            149.9430          119.8920             130.9350
5/31/95            153.0890          122.8180             133.7370
6/30/95            162.5260          132.6020             139.8450
7/31/95            188.8150          142.2270             146.0140
8/31/95            189.8700          144.9120             156.7350
9/30/95            178.2670          148.2410             159.3520
10/31/95           184.8220          147.1780             157.6970
11/30/95           180.5730          150.4650             163.4480
12/31/95           178.4480          149.4610             166.0540
1/31/96            182.9100          150.5490             169.7690
2/29/96            188.2580          156.2680             170.6830
3/31/96            193.6060          156.4600             173.1570
4/30/96            197.0080          169.1200             172.7730
5/31/96            201.3140          176.6360             175.2730
6/30/96            204.5440          168.3390             176.7210
7/31/96            206.9130          153.5040             175.8090
8/31/96            207.9960          162.1560             182.7860
9/30/96            207.9960          174.2910             189.0800
10/31/96           216.0440          173.5220             196.6650
11/30/96           223.1400          183.6220             208.0460
12/31/96           220.9580          183.3980             209.4920
1/31/97            221.9130          196.0150             220.9480
2/28/97            220.8150          185.9510             233.8880
3/31/97            224.1100          173.5490             226.6730
4/30/97            227.8460          179.0980             227.4740
5/31/97            232.2700          198.9230             244.0660
6/30/97            230.0580          204.8540             265.6990
7/31/97            228.9520          226.4780             286.0921
8/31/97            240.0124          226.1316             283.7645
9/30/97            246.6487          239.5103             313.3603
10/31/97           258.8153          227.1056             314.6273
11/30/97           264.3455          228.2434             326.8899
12/31/97           293.1027          224.5954             355.6310
1/31/98            285.3604          231.6414             340.0252
2/28/98            303.0572          253.3886             358.8043
3/31/98            295.3148          262.7333             375.9540
4/30/98            309.6935          267.1847             380.7867
5/31/98            287.5725          252.5744             368.0061
6/30/98            287.5725          270.3850             368.7708


      Certain Transactions. The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Since August 9, 1989, federal law has required that all such loans be made on terms and conditions comparable to those for similar transactions with non-affiliates (including interest rates and loan fees).

      All transactions between the Corporation or the Bank and its officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, other than those originated prior to August 9, 1989 or at a time when the borrower was not an executive officer or director, were made in the ordinary course of business with substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features and are approved by a majority of disinterested directors of the Corporation, if any.

      The following table sets forth certain information as to loans made by the Bank to any of its directors or executive officers on terms more favorable than for similar loans to public borrowers and whose aggregate indebtedness to First Federal exceeded $60,000 at any time since June 30, 1997. Each of these loans is a residential first mortgage loan secured by the borrower's principal place of residence.

                                                              Largest
                                                              Amount                          Interest
                                                           Outstanding       Balance as      Rate as of
                                                          Since June 30,     of June 30,      June 30,
Name and Position     Date of Loan      Type of Loan           1997             1998            1998
-----------------     ------------     --------------     --------------     -----------     ----------

David S. Hinkle         11/25/94       Residential(1)        $130,015         $128,193          6.95%
 Vice President

-------------------
<F1>  This loan was made to an immediate family member of Mr. Hinkle who was also a non-executive officer employee of the Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with the Bank's policy and Federal law.


                II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

      The Board of Directors has appointed KPMG Peat Marwick LLP as the Corporation's auditors for the 1999 fiscal year, subject to the ratification of such appointment by the Corporation's stockholders at the Meeting. KPMG Peat Marwick LLP has been the Corporation's auditors since February, 1996. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1999.


                             SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's executive offices, 724 Boardman-Poland Road, Youngstown, Ohio, no later than May 24, 1999. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether included in the Corporation's proxy materials), the Corporation's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event that the Corporation receives notice of a stockholder proposal to take action at the next Annual Meeting that is not submitted for inclusion in the Corporation's proxy materials, or is submitted for inclusion but is properly excluded from such proxy materials, the persons named in the form of proxy sent by the Corporation to its stockholders intend to exercise their discretion to vote on such proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Corporation by the Deadline (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, the Corporation's Bylaws provide that if notice of a stockholder proposal to take action at the next Annual Meeting is not received at the main office of the Corporation by the Deadline, such proposal will not be recognized as a matter proper for submission to the Corporation's stockholders and will not be eligible for presentation at such meeting. The "Deadline" means the date that is 30 days prior to the date of the next annual meeting; however, in the event that less than 40 days' notice of the date of the next annual meeting is given or made to stockholders, the "Deadline" means the close of business on the 10th day following the day on which notice of the meeting was mailed.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

      Based solely upon a review of the copies of such reports furnished to the Corporation, or written representations that no other reports were required, the Corporations believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended June 30, 1998, except for the inadvertent omission of an option exercise by Director Cartwright, which has been subsequently corrected.

                                 OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

      The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Corporation Common Stock. In addition to solicitation by mail, directors and officers of the Corporation and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.

                                       By Order of the Board of Directors,



                                       Shirley A. Reighard
                                       Secretary

Youngstown, Ohio
September 21, 1998



                                [PROXY CARD]



                               REVOCABLE PROXY
                             FFY FINANCIAL CORP.

                             -------------------

                       ANNUAL MEETING OF STOCKHOLDERS
                              OCTOBER 21, 1998

                             -------------------

      The undersigned hereby appoints the Board of Directors of FFY Financial Corp. (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on Wednesday, October 21, 1998 at The Holiday Inn, located at 7410 South Avenue, Youngstown, Ohio, at 10:00 a.m., Youngstown, Ohio time, and at any and all adjournments and postponements thereof, as follows:

I.   The election as directors of all nominees listed below:
     [ ]   FOR             [ ]   WITHHELD

INSTRUCTION:  TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
              THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

              A. Gary Bitonte, MD      William A. Russell
              Randy L. Shaffer         Robert L. Wagmiller

II. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending June 30, 1999.
     [ ]   FOR             [ ]   AGAINST             [ ]   ABSTAIN

     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" the listed proposals.

----------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
----------------------------------------------------------------------------


FFY Financial Corp.
c/o Corporate Trust Services
Mail Drop 1090F5--4129
38 Fountain Square Plaza
Cincinnati, OH 45263


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      Should the undersigned be present and elect to vote at the Meeting or at any adjournment or postponement thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and the Company's Annual Report to Stockholders for the fiscal year ended
June 30, 1998.

                    ___________________________________________________ , 1998


                    ___________________________    ___________________________
                     Print Name of Stockholder      Print Name of Stockholder


                    ___________________________    ___________________________
                     Signature of Stockholder       Signature of Stockholder

                    Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                    PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.